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                                                                    EXHIBIT 99.7

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Stockholder of Crum & Forster Holding Inc. and Subsidiaries:

Our audits of the consolidated financial statements referred to in our report dated March 6, 2002 appearing on page F-2 in this Registration Statement also included an audit of the financial statement schedules listed in Item 16 99.1, 99.2, 99.3, 99.4, 99.5 and 99.6. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

New York, New York
March 6, 2002